As filed with the Securities and Exchange Commission on December 22, 2010
Registration Statement No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PROVIDENT FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0704889
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3756 Central Avenue, Riverside, California	92506
(Address of principal executive offices)	(Zip code)

Provident Financial Holdings, Inc. 2010 Equity Incentive Plan
(Full title of the plan)

Donavon P. Ternes	John F. Breyer, Jr., Esquire
Chief Financial Officer	Breyer & Associates PC
Provident Financial Holdings, Inc.	8180 Greensboro Drive
3756 Central Avenue	Suite 785
Riverside, California 92506	McLean, Virginia 22102
(951) 686-6060	(703) 883-1100
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share	875,000(1)	$6.58(2)	$5,757,500	$669.00
(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Provident Financial Holdings, Inc. 2010 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant.

(2)
Estimated in accordance with Rule 457(h), calculated on the basis of $6.58 per share, the average of the high and low share prices of the registrant’s common stock on the Nasdaq Global Select Market on December 20, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document containing the information specified in Part I of Form S-8 will be sent or given to participants in the Provident Financial Holdings, Inc. 2010 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933.  This document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents previously filed by Provident Financial Holdings, Inc. (the “Registrant”) with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (File No. 000-28304) filed with the Commission on September 13, 2010;

(b)
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above; and

(c)
the description of the Registrant’s common stock, par value $0.01 per share, set forth in the Registrant’s Registration Statement on Form 8-A, registering the Registrant’s common stock, pursuant to Section 12(g) of the Securities Exchange Act of 1934, and all amendments thereto or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement to be a part hereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

Item 4.    Description of Securities

Not Applicable

Item 5.    Interests of Named Experts and Counsel

Not Applicable

Item 6.    Indemnification of Directors and Officers

Article XVII of the Registrant’s Certificate of Incorporation requires indemnification of any person who is or was a director, officer or employee of the Registrant for expenses actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding, including, but not limited to, expenses (including attorneys’ fees), amounts paid in settlement, judgments and fines.  The person seeking indemnification must meet the minimum standard of behavior, as set forth in the Certificate of Incorporation.

Section 145 of the Delaware General Corporation Law provides for permissible and mandatory indemnification of directors, officers, employees and agents in certain circumstances.  Section 145(a) provides a corporation with the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (other than a derivative action), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  Section 145(b) provides similarly with respect derivative actions; however no indemnification shall be made if the person seeking indemnification has been adjudged to be liable to the corporation unless the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and 145(b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.  Section 145(d) provides that any indemnification under Sections 145(a) and 145(b) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct.  Section 145(j) provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 7.   Exemption From Registration Claimed

Not Applicable

Item 8.    Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Exhibit Number	Description of Document
4.1(a)	Certificate of Incorporation of the Registrant(1)
4.1(b)	Certificate of Amendment to Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on November 24, 2009(2)
4.2	Bylaws of the Registrant(3)
4.3	Form of Certificate of Common Stock of the Registrant(1)
5	Opinion of Breyer & Associates PC
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)
24	Power of attorney (contained in the signature page of the Registration Statement)
99	Provident Financial Holdings, Inc. 2010 Equity Incentive Plan(4)
_____________
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (333-2230).
(2)	Incorporated by reference to Exhibit 3.1(b) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.
(3)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 26, 2007.
(4)	Filed as an exhibit to the Registrant’s Definitive Proxy Statement for the Annual Meeting of Shareholders held on November 30, 2010.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.      That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on December 22, 2010.

PROVIDENT FINANCIAL HOLDINGS, INC.

By:/s/Craig G. Blunden
Craig G. Blunden
Chairman, President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Craig G. Blunden his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Signature	Title	Date

/s/Craig G. Blunden	Chairman, President and Chief Executive Officer	December 22, 2010
Craig G. Blunden	(Principal Executive Officer)

/s/Donavon P. Ternes	Chief Financial Officer	December 22, 2010
Donavon P. Ternes	(Principal Financial and Accounting Officer)

/s/Joseph P. Barr	Director	December 22, 2010
Joseph P. Barr

/s/Bruce W. Bennett	Director	December 22, 2010
Bruce W. Bennett

/s/Debbi H. Guthrie	Director	December 22, 2010
Debbi H. Guthrie

/s/Robert G. Schrader	Director	December 22, 2010
Robert G. Schrader

/s/Roy H. Taylor	Director	December 22, 2010
Roy H. Taylor

/s/William E. Thomas	Director	December 22, 2010
William E. Thomas

PROVIDENT FINANCIAL HOLDINGS, INC.

EXHIBIT INDEX

Exhibit Number	Description of Document

5	Opinion of Breyer & Associates PC

23.1	Consent of Deloitte & Touche LLP